Exhibit (a)(1)

                           Offer to Purchase for Cash
                            MILLENNIUM FUNDING II LLC
  is offering to purchase up to 26,936 units of limited partnership interest in
              Integrated Resources High Equity Partners, Series 85,
                        a California Limited Partnership,
                          for $114.60 per unit in Cash

We are an affiliate of your general partners and are making this offer to you as required by a court-approved settlement of a class action and derivative litigation involving your partnership.

We will purchase up to 26,936 (6.7%) of the outstanding units of limited partnership interest in your partnership. If more units are tendered to us, we will accept units on a pro rata basis according to the number of units tendered by each person.

Our offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on December 22, 1999, unless we extend the deadline.

You will not pay any fees or commissions if you tender your units.

Our offer is not subject to any minimum number of units being tendered.

      See "Risk Factors" beginning on page 1 of this offer to purchase for a description of risk factors that you should consider in connection with our offer, including the following:

      o Our offer price and the maximum number of units we may purchase were determined as part of the negotiations of the court-approved settlement. The offer price was based on March 1998 appraisals of your partnership's properties and may not reflect the current fair market value of your units.

      o We have estimated that the net asset value of your partnership as of September 30, 1999 is $147.35 per unit. Our estimate is based on the March 1998 appraisals of your partnership's properties and the net current assets of your partnership on September 30, 1999.

      o You will not receive any future potential benefits from units you sell to us, such as future distributions by your partnership and the potential for appreciation in the value of the units you sell to us. You will not be entitled to vote units you sell to us for or against a reorganization of your partnership into a real estate investment trust or other publicly-traded entity which your general partners intend to propose to you in the near future as required by the court-approved settlement. If you sell your units to us, you also will not receive stock or other securities to be exchanged for units if the reorganization is approved by limited partners.

      o Our affiliates currently own approximately 19.3% of the outstanding units. The more units we acquire, the more we are able to influence limited partner voting decisions of your partnership.

      o Your general partners are affiliates of ours and, therefore, your general partners have conflicts of interest relating to our offer.

      If you desire to accept our offer, you should complete and sign the letter of transmittal in accordance with the instructions and mail the signed letter of transmittal and any other required documents to Georgeson Shareholder Communications Inc., which is acting as Information Agent and Depositary for our offer, at one of its addresses set forth on the back cover of this offer to purchase. Questions and requests for assistance or for additional copies of this offer to purchase or the letter of transmittal may also be directed to the Information Agent/Depositary at (800) 223-2064.


                                November 24, 1999


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTION...................................................................1

RISK FACTORS...................................................................1

THE TENDER OFFER...............................................................3

      Section 1.   Terms of the Offer..........................................3
      Section 2.   Proration; Acceptance for Payment and Payment for Units.....3
      Section 3.   Procedures for Tendering Units..............................4
      Section 4.   Withdrawal Rights...........................................5
      Section 5.   Extension of Tender Period; Termination; Amendment..........5
      Section 6.   Certain Federal Income Tax Consequences.....................6
      Section 7.   Effects of the Offer........................................8
      Section 8.   Future Plans................................................8
      Section 9.   Certain Information Concerning Your Partnership.............9
      Section 10.  Conflicts of Interest and Transactions with Affiliates.....12
      Section 11.  Certain Information Concerning Us..........................13
      Section 12.  Source of Funds............................................14
      Section 13.  Background of the Offer....................................14
      Section 14.  Conditions of the Offer....................................16
      Section 15.  Certain Legal Matters......................................16
      Section 16.  Fees and Expenses..........................................17
      Section 17.  Miscellaneous..............................................17

      Appendix A........................................................Glossary

      Schedule 1 Information With Respect to the Executive Officers and Directors of NorthStar Capital Investment Corp.

                                  INTRODUCTION

      We are offering to purchase up to 26,936 units, representing approximately 6.7% of the outstanding units of limited partnership interest in your partnership, for the purchase price of $114.60 per unit, net to the seller in cash, without interest. We are affiliated with your general partners and our offer is made upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal.

      We are making our offer to satisfy the requirements of a court-approved settlement of a class action and derivative litigation involving your partnership. The first step in the settlement was the solicitation of consents to amend the partnership agreement of your partnership. The required consents have been obtained and the partnership agreement has been amended. The amendments modify (i) the partnership management fee paid by your partnership to one of your general partners and (ii) the manner of calculating the payments that your general partners may be required to make on liquidation of your partnership.

      Our offer is the second step required by the settlement. If you tender your units in response to our offer you will not be obligated to pay any fees or commissions. We have retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with our offer. We will pay all charges and expenses in connection with the services of the Information Agent. The offer is not conditioned on any minimum number of units being tendered.

      Our offer will expire at 12:00 midnight., New York City time, on December 22, 1999, unless we have extended the period of time during which the offer is open. If you desire to accept our offer, you must complete and sign the letter of transmittal in accordance with the instructions and mail the letter of transmittal and any other required documents to the Information Agent. You may withdraw your tender of units at any time prior to the expiration date of our offer.

      Our affiliates currently own 77,178 units representing approximately 19.3% of the outstanding units.

      In the third step of the settlement your general partners are required to use their best efforts to reorganize your partnership into a real estate investment trust or other entity whose shares are listed on a national securities exchange or on the NASDAQ National Market System. The reorganization will only occur if it is approved by the holders of a majority of the units. If you sell units to us, you will not be entitled to vote on the reorganization and will not receive stock or other securities if the reorganization is approved.

                                  RISK FACTORS

      Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

Offer Price May Not Represent Fair Market Value

      There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price may not reflect the price that you could receive in the open market for your units. Such price could be higher than our offer price which was determined as part of the negotiations of the court-approved settlement and was based on March 1998 property appraisals. According to Partnership Spectrum, an independent industry publication, between August 1, 1999 and September 30, 1999, a limited number of units traded in the informal secondary market for units at prices ranging from a high of $105 per unit to a low of $85 per unit, with a weighted average price of $95.36 per unit (not taking into account commissions and other transactional costs).

Our Estimate of Net Asset Value May Not Properly Reflect Current Market Value

      We have estimated that the net asset value of your partnership as of September 30, 1999 is $147.35 per unit. Our estimate is based on March 1998 appraisals of your partnership's properties and the amount of your partnership's net current assets on September 30, 1999. The appraised values used in our estimate may not reflect the current market value of your partnership's properties.

Loss of Future Benefits from Your Ownership of Units

      If you tender your units in response to our offer you will transfer to us all right, title and interest in and to all of the units we accept, including the right to participate in any future potential benefits represented by the ownership of the units. Accordingly, you will not receive any future potential benefits from units you sell to us, such as future distributions by your partnership of operating cash flow or property sale proceeds and the potential for appreciation in the value of the units you sell to us. You also will not be entitled to vote units you sell to us for or against a reorganization of your partnership into a real estate investment trust or other publicly-traded entity which your general partners intend to propose to you in the near future as required by the court-approved settlement. If you sell your units to us, you will not receive stock or other securities to be exchanged for units if the reorganization is approved by limited partners.

Possible Increase in Control of Your Partnership by Us

      Our affiliates currently own approximately 19.3% of the outstanding units. The more units we acquire, the more we are able to influence limited partner voting decisions of your partnership, including decisions on the removal of your general partners, amendment of the partnership agreement, the reorganization of your partnership, the sale of substantially all of your partnership's assets and the liquidation of your partnership.

Alternatives to Selling Us Your Units

      Your general partners originally anticipated holding your partnership's properties for seven to ten years following the time such properties were acquired (the properties were acquired between July 1985 and December 1986). Instead of selling us your units you and other limited partners in your partnership could propose alternative actions such as liquidating your partnership.

Conflicts of Interest

      Since our affiliates receive fees for managing and administering your partnership and its properties, a conflict of interest exists for your general partners between continuing the partnership and receiving such fees, and liquidating the partnership. Also, under the court-approved settlement the amount our affiliates are required to pay to your partnership upon its liquidation is reduced each year that your partnership is not liquidated. This obligation is completely eliminated if your partnership is not liquidated by the end of 2008. Accordingly, a conflict of interest exists for your general partners between continuing the partnership and reducing the amount they would be required to pay to the partnership, and liquidating the partnership. This obligation is also eliminated if your partnership is reorganized into a publicly-traded entity assuming such reorganization occurs.

Sale of Your Units Will Be a Taxable Transaction

      A sale of units to us will be a taxable sale. In general, you will recognize gain or loss equal to the difference between the amount realized on the sale of your units and your adjusted tax basis in the units sold. If you are subject to income tax, your after-tax benefit or cost from a sale will be based on a number of factors including your tax basis in the units sold, whether you sell all of your units, whether you have unused passive activity losses from your partnership, and whether (if you sell at a loss) you have capital gains against which to offset your capital loss. We recommend that you consult with your tax advisor prior to tendering your units to determine your particular tax situation.

Holding Units May Result in Greater Future Value

      You might receive more value if you retain your units until your partnership is liquidated or until your partnership is reorganized into a real estate investment trust or other publicly-traded entity assuming such reorganization occurs.


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

Continuation of the Partnership

      Unless the reorganization of your partnership is approved, your partnership will continue to be operated as it has in the past. Accordingly, unless your partnership is actually reorganized into a publicly-traded entity, there may be no way to liquidate your investment in the partnership in the future until the properties are sold and the partnership is liquidated.

                                THE TENDER OFFER

      Section 1. Terms of the Offer. Upon the terms of the offer, we will accept (and thereby purchase) up to 26,936 units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in Section 4 of this offer to purchase. For purposes of this offer, the term "expiration date" shall mean 12:00 Midnight, New York City time, on December 22, 1999, unless we have extended the period of time during which the offer is open, in which case the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See Section 5 of this offer to purchase for a description of our right to extend the period of time during which the offer is open and to amend or terminate our offer.

      Our offer is subject to satisfaction of certain conditions. The offer is not conditioned upon any minimum amount of units being tendered. See Section 14, which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our sole discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of such conditions have not been satisfied or waived, we may (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all units validly tendered or
(iii) extend the offer and, subject to the withdrawal rights of limited partners, cause the Depositary to retain the units that have been tendered during the period or periods for which the offer is extended.

      Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of units validly tendered on or before the expiration date and not withdrawn is 26,936 or less, we will accept for payment, subject to the terms and conditions of the offer, all units so tendered. If more than 26,936 units are validly tendered on or prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in Section 4, we will accept for payment and pay for, subject to the terms and conditions of the offer, an aggregate of 26,936 of the units so tendered on a pro rata basis according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date (with appropriate adjustments to avoid purchases of fractional units).

      The Purchaser will pay for up to 26,936 units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the expiration date. In all cases, the payments for units purchased pursuant to the offer will be made only after timely receipt by the Depositary of a properly completed and duly executed letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal. (See "Section 3. Procedures for Tendering Units".)

      For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units when, as and if we give verbal or written notice to the Depositary of our acceptance of those units for payment pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for units tendered and accepted for payment pursuant to the offer will in all cases be made through the Depositary, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners. Under no circumstances will interest be paid on the offer price by reason of any delay in making such payment.

      If any tendered units are not purchased for any reason, the letter of transmittal with respect to such units will be destroyed by us. If, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to our rights under Section 14 of this offer to purchase, we may cause the Depositary to retain tendered units and those units may not be withdrawn except to the extent that the tendering limited partners are entitled to withdrawal rights as described in Section 4 of this offer to purchase; subject, however, to our


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

obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay limited partners the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

      Section 3. Procedures for Tendering Units.

      Valid Tender. To validly tender units, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal (including certificates representing the units being tendered) must be received by us on or prior to the expiration date. If you have lost or misplaced the certificate(s) representing your units and you would like to tender your units to us, you must complete, sign, have notarized and return to us the enclosed Affidavit of Loss and Indemnity Agreement. In order to comply with certain restrictions on transfer in the partnership agreement, a tender which would result in the tendering limited partner owning less than ten units (four units in the case of a limited partner which is an IRA or Keogh Plan) will not be effective.

      Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit, then no notarization or signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must either be notarized or guaranteed by an Eligible Institution.

      In order for you to take part in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

      The method of delivery of the letter of transmittal and all other required documents (including certificates representing the units being tendered) is at your option and risk of delivery will be deemed made only when actually received by the Depositary.

      Backup Federal Income Tax Withholding. If you tender your units and you are not a corporation or foreign individual, you may be subject to 31% backup federal income tax withholding unless you provide us with your correct taxpayer identification number ("TIN"). To avoid this backup withholding, you should complete and sign the Substitute Form W-9 included in the letter of transmittal. If you tender your units and do not complete the Substitute Form W-9, we will be required to withhold 31% (and if you fail to provide your TIN, an additional $50 or such other amount as may be imposed by law) from the purchase price payment made to you. See the instructions to the letter of transmittal and "Section 6. Certain Federal Income Tax Matters."

      FIRPTA Withholding. If you are a foreign person and you tender your units, we will be required, in certain instances, to withhold a tax equal to 10% of the amount realized on the sale (i.e., the purchase price plus the Partnership liabilities allocable to each unit sold) unless you complete and sign the FIRPTA Affidavit included in the letter of transmittal certifying your TIN and your address and that you are not a foreign person. See the instructions to the letter of transmittal and "Section 6. Certain Federal Income Tax Matters."

      Other Requirements. By executing the letter of transmittal, you are irrevocably appointing us and our designees, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment and purchased by us. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all of your voting and other rights as a limited partner as we in our sole discretion may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment for the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners then scheduled. In addition, by executing the letter of transmittal, you also assign to us all of your rights to receive distributions from the partnership with respect to units which we have accepted for payment and purchased pursuant to the offer. (See "Section 6. Certain Federal Income Tax Matters".)


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

      Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of, or payment for, that unit may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and our interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding. Neither us, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

      Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer and the related letter of transmittal.

      Section 4. Withdrawal Rights. You may withdraw tendered units at any time prior to the expiration date or after the 60th day following the date of this offer to purchase, if the units have not been previously accepted for payment.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

      If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, we may cause the Depositary to retain tendered units and such units may not be withdrawn except to the extent that a tendering limited partner is entitled to withdrawal rights as set forth in this Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

      Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered by following any of the procedures described in Section 3 at any time prior to the expiration date.

      Section 5. Extension of Tender Period; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit and (ii) upon the occurrence of any of the conditions specified in Section 14 of this offer to purchase, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for. An extension of the offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

      If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for units pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may cause the Depositary to retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

      If we make a material change in the information concerning the offer or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following any material change in the information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this offer to purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      Section 6. Certain Federal Income Tax Matters. The following summary is a general discussion of certain federal income tax considerations that should be relevant to you in connection with a sale of units in our offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of our offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of investors subject to special tax rules (for example, dealers in securities, banks, insurance companies and, except as discussed below, foreign and tax-exempt investors), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of units pursuant to our offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. Your resulting tax consequences will depend, in part, on your personal tax situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF SELLING UNITS IN OUR OFFER.

      You will recognize gain or loss on a sale of units in our offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The amount of your adjusted tax basis will vary depending upon your particular circumstances, but generally will equal your cash investment in your units, increased by your share of your partnership's income and gain and decreased by your share of your partnership's losses and distributions. The "amount realized" with respect to a unit sold will be a sum equal to the amount of cash received by you for the unit plus the amount of your partnership's liabilities that are allocable to the unit.

      You will be allocated a share of your partnership's taxable income or loss with respect to the units sold by you in accordance with the provisions of your partnership's limited partnership agreement concerning transfers of units. Such allocations and any cash distributed by your partnership to you or for your benefit will affect your adjusted tax basis in your units and, therefore, your taxable gain or loss upon a sale of units in our offer. In this regard, if you tender your units, you will be allocated a pro rata share of taxable income (or loss) with respect to your units sold in our offer through the end of the calendar quarter in which the units are sold, but we will receive all future distributions made with respect to your units.

      Based on the results of your partnership's operations through December 31, 1998, and without giving effect to your partnership's operations, transactions or distributions after that date other than distributions of your partnership's cash flow from operations through June 30, 1999, we estimate that, depending on your date of entry into your partnership, if you sell your units in our offer and you are a taxable investor who purchased your units in your partnership's original offering, you will recognize a gain for federal income tax purposes of between $32.83 per unit for units acquired in April 1985 and $19.67 per unit for units acquired in June 1986. We also estimate that, if you purchased your units in your partnership's original offering, you may have "suspended" passive activity losses (i.e., net tax losses that you could not previously deduct under the passive activity loss rules described below) from your partnership of up to $21.28 per unit (subject to reduction to the extent you utilized any of such losses to offset your passive activity income from other investments). Under the passive activity loss rules (discussed below), your suspended passive activity losses from your partnership generally should be deductible by you from your other income (subject to any other applicable limitations) if you sell all of your units in our offer.

      Your gain or loss on a sale of a unit in our offer generally will be treated as a capital gain or loss if you held the unit as a capital asset. Your capital gain or loss will be treated as long-term capital gain or loss assuming your holding period for the unit exceeds 12 months. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 20%; however, their gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%.


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The maximum federal income tax rate for other income of such persons is 39.6%.
Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against their ordinary income. An individual's long-term capital losses in excess of his long-term capital gains can offset his short-term capital gains on which he would otherwise be subject to tax at the same federal income tax rates as his ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

      Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer or closely held corporation, you generally cannot use your losses from your partnership to offset your non-passive activity income. As a result, you may have suspended passive activity losses from your partnership. However, if you sell all your units in our offer, then your suspended passive activity losses from your partnership, as well as any loss you recognize on the sale of your units in our offer, generally could be deducted by you in the year of sale (subject to any other applicable limitations). If you recognize a gain on the sale of your units in our offer but do not sell all of your units, then any suspended passive activity losses from your partnership in excess of your gain recognized on the sale could not be deducted by you (except to the extent of your passive activity income from other sources) until your remaining units are sold. If you recognize a loss on the sale of your units in our offer but do not sell all of your units, then your loss on the sale and your suspended passive activity losses (if any) from your partnership would be deductible by you only to the extent of your passive activity income from your partnership or from other sources.

      In order to avoid liability for federal estimated tax penalties, an individual generally is required to make quarterly estimated tax payments on account of his annual tax liability. Penalties generally may be avoided by the individual's paying at least 90% of his taxes due for the current year or a percentage of his prior year's tax equal to 105% if the preceding tax year is 1998, 108.6% if the preceding tax year is 1999, 110% if the preceding tax year is 2000, 112% if the preceding tax year is 2001 and 110% if the preceding tax year is 2002 or thereafter. Accordingly, if you are an individual and you elect to pay estimated taxes for 1999 equal to 105% of your tax liability for 1998, you would be able to defer payment of taxes associated with a sale of your units until April, 2000, whereas if you elect to pay estimated taxes for 1999 equal to 90% of your estimated tax liability for 1999, you will have to make quarterly estimated tax payments on account of your tax liability on a sale of your units in 1999.

      Inasmuch as your partnership's assets are not generating unrelated business taxable income and are not subject to "acquisition indebtedness" (as defined in the Code), if you are a tax-exempt investor, you generally should not realize unrelated business taxable income upon a sale of your units in our offer unless your units are held subject to acquisition indebtedness incurred by you. If you are a tax-exempt investor described in section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, you should consult your tax advisor concerning the application of "set aside" and reserve requirements to a sale of your units.

      In addition to federal income tax, you may be subject to state and local taxes on your gain (if any) on a sale of your units. You should consult with your own professional tax advisors concerning the state and local tax consequences of a sale of your units.

      Information Reporting, Backup Withholding and FIRPTA. If you sell your units, you must report the sale by filing a statement with your federal income tax return for the year of sale. To prevent the possible application of back-up federal income tax withholding of 31% with respect to the payment of the purchase price, you will have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal.

      If you are a foreign person (as defined in the Code), your gain, if any, on the sale of your units in our offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act, and we will be required to deduct and withhold 10% of the amount realized by you on the sale. Amounts withheld would be creditable against your federal income tax liability and, if in excess thereof, you could obtain a refund from the Internal Revenue Service by filing a U.S. federal income tax return. See the instructions to the letter of transmittal.

      Section 7. Effects of the Offer.

      Effect on Trading Market. There is no established public trading market for the units and, therefore, a reduction in the number of limited partners should not materially further restrict your ability to find purchasers for your units through secondary market transactions.

      Stronger Influence on Limited Partner Voting Decisions by Purchaser and its Affiliates. We will have the right to vote each unit that we purchase in the offer. Depending on the number of units that we purchase in the offer, we and our affiliates could be in a stronger position to influence the outcome of voting decisions with respect to your partnership. Accordingly, we and our affiliates could (i) prevent non-tendering limited partners from taking action they desire but that we and our affiliates oppose and (ii) take action desired by us and our affiliates but opposed by non-tendering limited partners. Under the partnership agreement, limited partners holding a majority of the units are entitled to take action with respect to a variety of matters, including: removing your general partners; dissolving your partnership; selling all or substantially all of your partnership's properties; effecting material changes in the investment objectives and policies of your partnership; and causing most types of amendments to the partnership agreement. Consent of limited partners holding a majority of the outstanding units will also be required to approve the reorganization of your partnership into a real estate investment trust or other publicly-traded entity which your general partners have agreed to propose as part of the settlement of the class action and derivative litigation involving your partnership. When voting on matters, we and our affiliates will vote units owned and acquired by us, in our interest, which, because of our affiliation with your general partners, may also be in the interest of your general partners.

      The units are registered under the Exchange Act, which means, among other things, that your partnership is required to furnish certain information to its limited partners and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, limited partners. Our purchase of units pursuant to the offer will not result in the units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

      Section 8. Future Plans. We are offering to purchase units as required by the court-approved settlement of a class action and derivative litigation involving your partnership. Following the completion of the offer, we may acquire additional units. Any such acquisition may be made through private purchases or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the units purchased under this offer.

      Under the settlement, your general partners have agreed to use their best efforts to reorganize the partnership into a separate real estate investment trust or other entity whose shares will be listed on a national securities exchange or on the NASDAQ National Market System. The reorganization will be made in accordance with applicable federal securities law which provides, among other things, for the preparation of a detailed disclosure document containing a comprehensive description of the proposed reorganization. In addition, the reorganization will require approval by the limited partners holding a majority of the outstanding units. Your general partners believe that an investment in the reorganized entity will be significantly different from an investment in your partnership. The potential benefits of, and risks associated with, an investment in the reorganized entity can only be assessed after the structure and terms of the reorganization have been fully determined. Although the structure and terms have not yet been fully determined, it is presently anticipated that, unlike your partnership, the reorganized entity may have an infinite life, will have the ability to borrow money to purchase additional properties and will be able to reinvest the proceeds of property sales.

      Other than the reorganization described above, your general partners do not have any present plans or intentions with respect to a merger, reorganization or liquidation of your partnership, a sale of assets or financing of any of your partnership's properties or a change in the management, capitalization or distribution policy of your partnership. (See "Section 9. Certain Information Concerning Your Partnership".) However, we expect that consistent with their fiduciary obligations, your general partners will continue to review any opportunities such as sales of your partnership's properties and will seek to maximize returns to limited partners. Your general partners' intentions are to manage your partnership's assets to maximize capital appreciation and improve property operations.

      Section 9. Certain Information Concerning Your Partnership. Information included herein concerning your partnership is derived from your partnership's publicly-filed reports. Additional financial and other information concerning your partnership is contained in your partnership's annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The materials may also be reviewed through the Commission's Web site (http://www.sec.gov).

      Your partnership was organized on August 19, 1983 under the laws of the State of California. Its principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, Massachusetts 02142. Its telephone number is (617) 234-3000. Your partnership is engaged in the business of operating and holding for investment previously acquired income-producing properties consisting of office buildings, shopping centers and other commercial and industrial properties. The original anticipated holding period of your partnership's properties was 7-10 years from the acquisition of such properties by your partnership (which occurred from July 1985 to December 1986).

      Presidio Capital Investment Company, LLC, the entity which is our sole member, and certain of its affiliates and affiliates of your general partners, entered into a services agreement with AP-PCC III, L.P. pursuant to which AP-PCC III, L.P. was retained to provide asset management and investor relation services to your partnership and other entities affiliated with your partnership.

      As a result of this agreement, AP-PCC III, L.P. has the duty to direct the day to day affairs of your partnership, including, without limitation, reviewing and analyzing potential sale, financing or restructuring proposals regarding your partnership's assets, preparation of all partnership reports, maintaining partnership records and maintaining bank accounts of your partnership. AP-PCC III, L.P. is not permitted, however, without the consent of our affiliate Presidio Capital Corp., or as otherwise required under the terms of your partnership's agreement of limited partnership to, among other things, cause your partnership to sell or acquire an asset or file for bankruptcy.

      In order to facilitate the provision by AP-PCC III, L.P. of the asset management services and the investor relation services, effective October 25, 1999, the officers and directors of your managing general partner resigned and nominees of AP-PCC III, L.P. were elected as the officers and directors of your managing general partner. AP-PCC III, L.P. is an affiliate of Winthrop Financial Associates, a Boston based company that provides asset management services, investor relation services and property management services to over 150 limited partnerships which own commercial property and other assets.

      Properties.

      The following is a description of the properties in which your partnership has an interest. Unless otherwise indicated, all properties listed are owned by your partnership in fee simple.

Property Name                                     Rentable Square    Acquisition
(and Description)                Location             Footage            Date
-----------------                --------             -------            ----

Southport Shopping Center    Fort Lauderdale, FL      143,089         4/15/86
(Shopping Center)

Loch Raven Plaza             Towson, MD               150,000         6/26/86
(Retail/Office Complex)

Century Park I(1)            Kearny Mesa, CA          203,188         11/7/86
(Office Complex)

568 Broadway(2)              New York, NY             299,000         12/2/86
(Office Building)

Seattle Tower(1)             Seattle, WA              141,000         12/16/86
(Office Building)

----------

(1) Owned in fee simple by a joint venture in which your partnership and High Equity Partners L.P. - Series 86 each have a 50% interest.

(2) Owned in fee simple by a joint venture in which your partnership and High Equity Partners L.P. - Series 86 each have a 38.925% interest and in which High Equity Partners L.P. - Series 88 has a 22.15% interest.

      Real Estate and Accumulated Depreciation.

      The following table shows the encumbrances, the initial cost to your partnership of land, buildings and improvements, cost capitalization of improvements and carrying costs subsequent to acquisition, gross carrying value and accumulated depreciation of each of your partnership's properties as of December 31, 1998. Limited partners should note that the gross carrying value of a property does not represent the fair market value of the property or the amount for which the property could be sold.

                                                                                                                        Reductions
                                                                                                  Costs                  Recorded
                                                                                               Capitalized              Subsequent
                                                                                              Subsequent to                 to
                                                                 Initial Cost                  Acquisition              Acquisition
                                                         ---------------------------   ----------------------------    ------------
                                                                          Buildings
                                                                            and                         Carrying
         Description                      Encumbrances       Land       Improvements   Improvements       Costs         Write-downs
------------------------------            ------------   ------------   ------------   ------------    ------------    ------------
RETAIL:
  The Southport Shopping Center           $         --   $  6,961,667   $ 13,723,333   $  1,833,613    $  1,866,962    $ (4,900,000)
  Ft. Lauderdale, FL

  The Loch Raven Shopping Center                    --      2,469,871      6,860,748      2,839,104         953,837      (4,800,000)
  Towson, MD
                                          ------------   ------------   ------------   ------------    ------------    ------------
                                                    --      9,431,538     20,584,081      4,672,717       2,820,799      (9,700,000)
                                          ------------   ------------   ------------   ------------    ------------    ------------

OFFICE:
  Century Park Office Complex                       --      3,122,064     12,717,936      1,952,221       1,353,130     (11,700,000)
  Kearny Mesa, CA

  568 Broadway Office Building                      --      2,318,801      9,821,517      5,108,031       1,556,212     (10,821,150)
  New York, NY

  Seattle Tower Office Building                     --      2,163,253      5,030,803      2,160,343         609,392      (6,050,000)
  Seattle, WA
                                          ------------   ------------   ------------   ------------    ------------    ------------
                                                            7,604,118     27,570,256      9,220,595       3,518,734     (28,571,150)
                                          ------------   ------------   ------------   ------------    ------------    ------------
                                          $         --   $ 17,035,656   $ 48,154,337   $ 13,893,312    $  6,339,533    $(38,271,150)
                                          ============   ============   ============   ============    ============    ============




                                                   Gross Amount at Which
                                                  Carried at Close Of Period
                                         ------------------------------------------
                                                         Buildings
                                                            and                       Accumulated       Date
         Description                         Land       Improvements       Total      Depreciation    Acquired
------------------------------           ------------   ------------   ------------   ------------    --------
RETAIL:
  The Southport Shopping Center          $  5,998,194   $ 13,487,381   $ 19,485,575   $  4,957,302      1986
  Ft. Lauderdale, FL

  The Loch Raven Shopping Center            1,507,227      6,816,330      8,323,557      2,329,632      1986
  Towson, MD
                                         ------------   ------------   ------------   ------------
                                            7,505,421     20,303,711     27,809,132      7,286,934
                                         ------------   ------------   ------------   ------------

OFFICE:
  Century Park Office Complex               1,123,811      6,331,540      7,455,351      3,048,080      1986
  Kearny Mesa, CA

  568 Broadway Office Building                977,120      7,006,291      7,983,411      2,873,194      1986
  New York, NY

  Seattle Tower Office Building               764,613      3,149,178      3,913,791      1,435,125      1986
  Seattle, WA
                                         ------------   ------------   ------------   ------------
                                            2,865,544     16,487,009     19,352,553      7,356,399
                                         ------------   ------------   ------------   ------------
                                         $ 10,370,965   $ 36,790,720   $ 47,161,685   $ 14,643,333
                                         ============   ============   ============   ============

Note: The aggregate cost for Federal income tax purposes is $85,432,835 at December 31, 1998.

      Selected Financial Data.

      The following is a summary of certain financial data for your partnership for the periods indicated. The summary financial information for your partnership for the years ended 1998, 1997, 1996, 1995 and 1994 is based on audited financial statements. The summary financial information for the nine months ended September 30, 1999 and 1998 is based on unaudited financial statements.

                        Nine Months Ended September 30,                           Year Ended December 31,
                        -------------------------------  -----------------------------------------------------------------------

                           1999               1998          1998            1997         1996          1995             1994
                           ----               ----          ----            ----         ----          ----             ----
Rental Revenue .......  $ 7,440,086        $ 7,166,179   $ 9,189,542     $ 9,021,378  $ 8,888,016  $  7,877,644      $ 7,994,126

Net Income (Loss) ....  $ 2,827,089        $ 2,661,314   $ 2,931,223(5)  $ 2,134,659  $ 2,134,717  $(18,624,934)(3)  $ 1,442,884(1)

Net Income (Loss) Per
Unit..................  $      6.71        $      6.32   $      6.96     $      5.07  $      5.07  $     (44.23)(3)  $      3.43(1)


Distributions Per
Unit(4)...............  $      1.88(6)     $      2.82   $      3.76     $      3.57  $      2.40  $       2.40      $     14.39(2)


Total Assets .........  $42,319,737        $41,226,384   $40,814,689     $39,600,417  $39,290,185  $ 37,309,597      $56,742,945

----------
(1) Net income for the year ended December 31, 1994 includes a write-down for impairment on Southern National of $181,000, or $0.43 per unit.

(2) Distributions for the year ended December 31, 1994 include a $9.45 per unit distribution from the proceeds of the sale of Southern National.

(3) Net loss for the year ended December 31, 1995 includes a write-down for impairment on Century Park I, Seattle Tower, 568 Broadway, Loch Raven, Southport and Westbrook in the aggregate amount of $20,469,050, or $48.61 per unit.

(4) All distributions are in excess of accumulated undistributed net income and, therefore, represent a return of capital to investors on a generally accepted accounting principles basis.

(5) Net income for the year ended December 31, 1998 includes a $389,359 gain, or $0.92 per unit, from the sale of the Westbrook property.

(6)   No distributions were made in respect of the third quarter of 1999.

      Section 10. Conflicts of Interest and Transactions with Affiliates. Your general partners have certain conflicts of interest with respect to the offer as set forth below.

      Voting by Us and Our Affiliates. As a result of the offer, we and our affiliates may be in a stronger position to influence the outcome of partnership decisions on which limited partners may vote. This means that (i) non-tendering limited partners could be prevented from taking action they desire but that we and our affiliates oppose and (ii) we and our affiliates may be able to take action desired by us and our affiliates but opposed by non-tendering limited partners. (See "Section 7. Effects of the Offer".)

      Transactions with Affiliates. Your partnership has a property management services agreement with Resources Supervisory Management Corp. ("Resources Supervisory"), an affiliate of your general partners, to perform certain functions relating to the management of the properties of your partnership. Portions of the property management fees were paid to unaffiliated management companies which are engaged for the purpose of performing the management functions for certain properties. For 1998, 1997, and 1996, and for the first nine months of 1999, Resources Supervisory received an aggregate of $371,144, $350,490, $327,759, and $223,707, respectively, of which $212,371, $196,300,
$191,956 and $169,701 was paid to unaffiliated management companies, respectively.

      Resources High Equity, Inc., your managing general partner, received reimbursement of expenses of $150,000 per year for the administration of your partnership for each of 1998, 1997 and 1996, and $112,500 for the first nine months of 1999. Another affiliate of your general partner was reimbursed for $102,007 of expenses during 1998 and $76,500 of expenses during the first nine months of 1999.

      Your managing general partner receives a partnership asset management fee for managing the affairs of your partnership which, prior to the effectiveness of recent amendments to the partnership agreement, was equal to 1.05% of the invested assets (as defined in the partnership agreement). Under this method of calculation, your managing general partner received a partnership asset management fee of $887,329, $908,172, and $908,172, respectively, for 1998, 1997 and 1996. As a result of the recent amendments to the partnership agreement, your managing general partner is now entitled to a partnership asset management fee which is equal to 1.25% of the gross asset value of the assets of your partnership, as determined by an independent appraiser of national reputation selected by your general partners. The recently enacted amendments provide that for 1999 your managing general partner will be paid an asset management fee of $418,769.

      Your general partners were allocated 5% of the net income (losses) of your partnership which in the aggregate, amounted to $146,561, $106,733, $106,736 and $141,354, for 1998, 1997 and 1996 and the first nine months of 1999, respectively, and received $79,160, $75,160, $50,528, and $39,580, respectively, as its 5% share of distributions for those periods.

      The recently enacted amendments also fix the amount your general partners must pay to your partnership on liquidation at $3,912,950. This amount is reduced by 10% for each full calendar year after 1998 (prorated for any calendar year in which your partnership is liquidated on a day of the year which is not December 31) in which your partnership is not liquidated and will be eliminated if your partnership has not been liquidated by the end of 2008. The obligation will also be eliminated if your partnership is reorganized into a publicly-traded entity. Presidio Capital Corp., an affiliate of ours, has guaranteed your general partners' obligation to pay to your partnership such amounts described above upon the liquidation of your partnership.

      Your partnership's limited partnership agreement provides for the indemnification of your general partners and their affiliates in certain circumstances. Your partnership reimbursed your general partners for $1,034,510 of costs they incurred in defending and preparing the settlement materials in respect of the class action and derivative litigation involving your partnership which is more fully described in Section 13.

      Section 11. Certain Information Concerning Us. We are Millennium Funding II LLC, a Delaware limited liability company formed for the purpose of making the offer. We are wholly-owned by Presidio Capital Investment Company, LLC, a Delaware limited liability company controlled by NorthStar Capital Investment Corp., a Maryland corporation. Our principal executive office is at 527 Madison Avenue, New York, New York 10022.

      The names, positions and business addresses of the directors and executive officers of NorthStar Capital Investment Corp., as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Schedule 1 attached hereto and are incorporated herein by reference.

      In connection with a tender offer for units in your partnership made on March 12, 1998 by Olympia Investors, L.P., a Delaware limited partnership ("Olympia"), Olympia and our affiliate, Presidio Capital Corp., entered into an agreement which provides, among other things, for: (i) an agreement by Olympia and its affiliates to limit their acquisition of units to those acquired in the Olympia tender offer and to limit Olympia's acquisition of assets or properties of your partnership to properties or assets which your general partners or its affiliates have publicly announced their intention to sell or in respect of which they have hired a broker; (ii) an agreement by Olympia and its affiliates not to (A) seek the removal of your general partners or call any meeting of limited partners of your partnership; (B) make any proposal to or seek proxies from limited partners of your partnership; or (C) act, either alone or together with others, to seek to control the management, policies or affairs of your partnership or to effect any business combination or other extraordinary transaction that involves your partnership or your general partners; (iii) an agreement by Olympia and its affiliates to vote all units in your partnership which they own in favor of any proposal by your general partners resulting in limited partners receiving securities listed on NASDAQ or a national securities exchange; (iv) Olympia's grant to an affiliate of your general partners of an option to purchase 50% of the units acquired in Olympia's tender offer at a price determined in accordance with Olympia's agreement with Presidio Capital Corp., and 50% of Olympia's costs associated with its tender offer; and (v) an agreement pursuant to which either party can initiate so-called "buy/sell" procedures by notifying the other of a specified price per unit and the other terms and conditions on which the other party would then be required to elect (subject to certain exceptions) either to buy the units acquired in connection with Olympia's tender offer from the initiating party or to sell the units to the initiating party. The agreements described in clauses (i), (ii) and (iii) above expire on March 6, 2001, but may expire earlier under certain circumstances. After Olympia's tender expired, Olympia announced that it had accepted for payment 31,132 units pursuant to its tender offer. Pursuant to the agreement, an affiliate of Presidio Capital Corp. bought 50% of the units which were owned by Olympia as a result of its tender offer, or 15,566 units, for $101.81 per unit. Presidio Capital Corp. may be deemed to beneficially own the remaining units owned by Olympia as a consequence of the agreement.

      On November 10, 1999, an affiliate of ours and of your general partners purchased 3,351 units from Everest Properties II LLC and its affiliates for $131.61 per unit.

      Except as otherwise set forth herein, (i) neither we, Presidio Capital Corp., Presidio Capital Investment Company, LLC, NorthStar Capital Investment Corp. (collectively, the "Presidio Entities") to the best of our knowledge, the persons listed on Schedule 1, nor any affiliate of the foregoing beneficially owns or has a right to acquire any units, (ii) neither we, any Presidio Entity, to the best of our knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of us or the Presidio Entities. has effected any transaction in the units within the past 60 days, (iii) neither we, any Presidio Entity, to the best of our knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of us or the Presidio Entities, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between us, any Presidio Entity, or, to the best of our knowledge, the persons listed on
Schedule 1, on the one hand, and your partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between us, any Presidio Entity, or, to the best of our knowledge, the persons listed on Schedule 1, on the one hand, and your Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      Section 12. Source of Funds. We expect that approximately $3,086,866 (exclusive of fees and expenses) will be required to purchase all of the 26,936 units we are seeking in this offer. We plan to obtain the funds necessary to consummate the offer (including fees and expenses) from capital contributions directly or indirectly from Presidio Capital Investment Company, LLC, which has a net worth substantially greater than the amount required to purchase the units. (See "THE TENDER OFFER - Section 11. Certain Information Concerning Us".)

      Section 13. Background of the Offer.

      Acquisition of Control. In November 1994, Presidio Capital Corp. acquired control of your general partners upon consummation of a Plan of Reorganization of Integrated Resources, Inc. under Chapter 11 of the Bankruptcy Code.

      The Action. The class action and derivative litigation involving your partnership was brought by certain limited partners in your partnership as well as High Equity Partners L.P. - Series 86 and High Equity Partners L.P. - Series
88. The complaint in the action alleged, among other things, various state law class and derivative claims against your general partners, the general partners of the other HEP Partnerships and certain related parties, including claims for breach of fiduciary duty; breach of contract; unfair and fraudulent business practices; negligence; dissolution, accounting, receivership and removal of general partners; fraud; and negligent misrepresentation. Your general partners and the other defendants in the action at all times considered the action to be without merit and vigorously defended the action.

      The Settlement. In January 1999 the parties agreed to the terms of the settlement. Following a hearing held on April 29, 1999, the California Superior Court approved the settlement and all of the transactions contemplated thereby and found them to be fair, reasonable and adequate and in the best interest of the settlement class and your partnership. On August 1999, the settlement was consummated following the approval of amendments to the partnership agreement. The settlement required your general partners to cause this offer to be made and also requires the general partners to propose the reorganization of your partnership into a real estate investment trust or other publicly-traded entity.

      Establishment of Purchase Price. Our offer price was determined as part of the negotiation of the court-approved settlement and was based on March 1998 appraisals of your partnership's properties.

      We used the March 1998 appraisals of your partnership's properties to estimate the net asset value of your partnership as of September 30, 1999. The following table sets forth the values in the appraisals. For joint venture investments, the value listed represents your partnership's proportionate interest in the joint venture. The appraised values listed below may not reflect the current market value of your partnership's properties.

       ------------------------------------------------------------------
               Property                         Appraised Value
               --------                         ---------------
       ------------------------------------------------------------------
       Southport Shopping Center                $  19,700,000
       ------------------------------------------------------------------
       Loch Raven Plaza                             8,400,000
       ------------------------------------------------------------------
       Century Park I                               9,500,000 (1)
       ------------------------------------------------------------------
       568 Broadway                                12,456,000 (2)
       ------------------------------------------------------------------
       Seattle Tower                                5,150,000 (1)
       ------------------------------------------------------------------
       TOTAL                                    $  55,206,000
       ------------------------------------------------------------------

----------
1) Your partnership has a 50% interest in this property and the amount listed in the table represents 50% of the appraised value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the appraised value.

      To estimate your partnership's net asset value as of September 30, 1999, we added to the aggregate appraised values the amount of all net current assets of your partnership at September 30, 1999 which equaled $6,836,000. The resulting net asset value of your partnership was approximately $62,042,000 or $147.35 per unit (based on the percentage of distributions to which limited partners are entitled).

      Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of units) are the only means available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third party industry publication, between August 1, 1999 and September 30, 1999, there were 53 reported trades in the secondary market (for a total of 1,568 units) which were made at between a high of $105 per unit and a low of $85 per unit, with a weighted average price of $95.36 per unit. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay (which typically range between 8% and 10% of the reported selling price).

      No independent person has been retained to evaluate or give any opinion about the fairness of the offer and no representation is made by us or your general partners as to such fairness. Other measures of the value of the units may be relevant to limited partners. Limited partners are urged to consider carefully all of the information contained in this offer to purchase and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of this offer before deciding whether to tender units.

      Partnership Makes No Recommendation. Your partnership is making no recommendation as to whether limited partners should tender their units.

      Section 14. Conditions of the Offer. Notwithstanding any other provisions of our offer, we will not be required to accept for payment or to pay for any units tendered pursuant to our offer if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by our offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of our offer, we will not be required to accept for payment or pay for any units not theretofore accepted for payment or paid for and may terminate our offer as to such units if, at any time on or after the date of the offer and before the acceptance of such units for payment or the payment therefor, or the later thereof, as applicable and as determined by us, any of the following conditions exists:

            (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of our offer or the acceptance for payment of or payment for any units by us; and

            (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph
(a) above.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Any determination by us concerning the events described above will be final and binding upon all parties. Notwithstanding anything to the contrary set forth in this Section 14, all conditions set forth in this Section 14 must be satisfied or waived prior to the expiration date.

      Section 15. Certain Legal Matters.

      General. Except as set forth in this Section 15, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required before we acquire units pursuant to our offer. Should any such approval or other action be required, it is our present intention to seek such additional approval or action. While there is no present intent to delay the purchase of units tendered pursuant to our offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate our offer without purchasing units under the offer. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

      Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

      Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations are not applicable to our offer.

      State Takeover Laws. Many states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to purchase securities of corporations which are incorporated in those states or which have substantial assets, securityholders, principal executive offices or principal places of business in those states. Although we have not attempted to comply with any state anti-takeover statutes in connection with our offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer and nothing in this offer to purchase nor any action taken in connection with our offer is intended as a waiver of that right. If any state anti-takeover statute is applicable to our offer, we might be unable to accept for payment or purchase units tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase or pay for any units tendered.

      Section 16. Fees and Expenses. Except as set forth in this Section 16, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained Georgeson Shareholder Communications Inc. to act as Depositary in connection with our offer. We will pay Georgeson Shareholder Communications Inc. reasonable and customary compensation for its respective services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will also pay all costs and expenses of printing and mailing the offer and its legal fees and expenses. You will be responsible for the payment of any fees imposed by your broker for assisting you in tendering your units or any fees charged by a custodian or other trustee of any Individual Retirement Account or profit plan that is the record owner of your units.

      Section 17. Miscellaneous. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of units who reside in such jurisdiction.

      No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      We have filed with the Commission a Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).

                                       Millennium Funding II LLC

      November 24, 1999

                                   SCHEDULE 1

               INFORMATION WITH RESPECT TO THE EXECUTIVE OFFICERS
              AND DIRECTORS OF NORTHSTAR CAPITAL INVESTMENT CORP.

Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of NorthStar Capital Investment Corp. Each person listed below is a citizen of the United States.

                   Present Principal Occupation or Employment;
                      Material Occupation, Position, Office
                      or Employment for the Past Five Years

      Peter W. Ahl, 34, has been a Vice President of NorthStar Capital Investment Corp. since November 1997. For the previous five years he was a director in the Alternate Investment Group of AEW Capital Management, L.P. Mr. Ahl's current business address is 527 Madison Avenue, New York, New York 10022.

      Martin L. Edelman, 58, has been a director of NorthStar Capital Investment Corp. since November 1997. Since 1994, Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm specializing in real estate and corporate law. Mr. Edelman is one of the Managing Partners of Chartwell Hotel Associates (an affiliate of Fisher Brothers, the Getty family and Soros family interests), and is on the Board of Directors and Executive Committee of Grupo Chartwell de Mexico, S.A. de C.V. Mr. Edelman is a member of the Board of Directors of each of Avis Rent-a-Car, Inc. Cendant Incorporated, Delancey Estates PLC., Acadia Real Estate Trust, and Capital Trust. Mr. Edelman's current business address is 75 East 55th Street, New York, New York 10022.

      Richard Georgi, 36, has been a director of NorthStar Capital Investment Corp. since June 1999. Currently, Mr. Georgi is a Managing Partner of Soros Real Estate Partnership and is responsible for the Soros group of funds (including Quantum Realty Fund) global real estate investments. Prior to joining SREP in 1999, Mr. Georgi spent nine years with Goldman Sachs & Co. in real estate related businesses, including responsibility for the Real Estate Principal Area and the Whitehall Real Estate Funds in Europe from 1995 to 1999. Mr. Georgi is a board member of Europlex, Mapeley and MedGroup. Mr. Georgi's current business address is 20 St. James Street, London SW2A 1ES.

      Marc Gordon, 35, has been a Vice President and Assistant Secretary of NorthStar Capital Investment Corp. since November 1997. From 1993 to 1997, Mr. Gordon was Vice President in the real estate investment banking group at Merrill Lynch. Mr. Gordon's current business address is 527 Madison Avenue, New York, New York 10022.

      David Hamamoto, 40, has been a Co-Chairman of the Board, Co-President and Co-Chief Executive of NorthStar Capital Investment Corp. since November 1997. Previously he was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. Mr. Hamamoto's current business address is 527 Madison Avenue, New York, New York 10022.

      Christopher M. Jeffries, 49, has been a director of NorthStar Capital Investment Corp. since May 1998. Mr. Jeffries founded Millennium Partners in 1990, a developer of mixed-use urban entertainment and living centers. Mr. Jeffries' current business address is 1995 Broadway, New York, New York 10023.

      David King, 37, has been a Vice President and Assistant Treasurer of NorthStar Capital Investment Corp. since November 1997. He is also a Vice President of your general partners. For more than the previous five years he was a Senior Vice President of Finance at Olympia & York Companies (USA). Mr. King's current business address is 527 Madison Avenue, New York, New York 10022.

      Martin Lamb, 38, has been a Vice President of NorthStar Capital Investment Corp. since April 1998. From 1996 until 1998 he was a Senior Vice President with The Morgan Stanley Real Estate Fund. Prior to that, he served as Vice President at The Argo Fund, an opportunistic real estate joint venture between affiliates of J.P. Morgan and The O'Connor Group. Mr. Lamb's current business address is 527 Madison Avenue, New York, New York 10022.

      Dallas E. Lucas, 37, has been a director, Vice President, Treasurer and Chief Financial Officer of NorthStar Capital Investment Corp. since August 1998. He is also a Vice President of your general partners. From 1994 until August 1998 he was the Chief Financial Officer and Senior Vice President of Crescent Real Estate Equities Company. Mr. Lucas' current business address is 527 Madison Avenue, New York, New York 10022.

      Richard J. McCready, 41, has been a Vice President and Secretary of NorthStar Capital Investment Corp. since March 1998. Previously, he was President, Chief Operating Officer and a director of First Winthrop Corporation. Mr. McCready's current business address is 527 Madison Avenue, New York, New York 10022.

      W. Edward Scheetz, 34, has been a Co-Chairman of the Board, Co-President and Co-Chief Executive Officer of NorthStar Capital Investment Corp. since November 1997. Previously he was a partner at Apollo Real Estate Advisors L.P. since 1993. Mr. Scheetz' current business address is 527 Madison Avenue, New York, New York 10022.

      Robert Soros has been a director of NorthStar Capital Investment Corp. since June 1999. Mr. Soros is a partner at Soros Private Equity Partners, an affiliate of Soros Fund Management LLC, which is responsible for the private equity and real estate investing for Quantum Group of Funds and Soros Fund Management Fund LLC. In addition, Mr. Soros oversees various Soros Family investments. Mr. Soros has been with Soros Fund Management LLC since 1994. Mr. Soros is a member of the Board of Directors of American Malls International and MenuDirect Corporation. Mr. Soros' current business address is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

      The letter of transmittal and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

      By Mail or Overnight Delivery:   Georgeson Shareholder Communications Inc.
                                       17 State Street, 27th Floor
                                       New York, New York  10004

      If you have any questions or if you need assistance in completion of the letter of transmittal, you may contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, by calling:

                                 (800) 223-2064

      Any questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal and other tender offer materials may be directed to us at the telephone number and address listed above. You may also contact your broker for assistance concerning the offer.